Exhibit 2.1

AGREEMENT OF SHARE EXCHANGE AND PLAN OF REORGANIZATION

THIS AGREEMENT made and entered into as of the 31st day of December 2017, by and between UPD Holding Corp., a Nevada corporation (hereinafter called "UPD"), and Record Street Brewing Co., a Nevada corporation (hereinafter called "RSB").

WITNESSETH THAT:

     A.  UPD is a company whose common stock may be publicly traded.

     B.  RSB is a private company that has a license to manufacture and market alcoholic drinks.

     C.  Subject to the approval of the Board of Directors of UPD and RSB, UPD and RSB shall enter into an Agreement of Exchange (hereinafter called the "Exchange Agreement") in substantially the form attached hereto and made a part hereof as Schedule A, which provides, among other things, for the issuance by UPD of 80,000,000 of its restricted common stock shares to all of the shareholders of RSB in exchange for their RSB common stock shares (the "Exchange").

     D.  Following the Exchange under the Exchange Agreement, RSB will be a wholly-owned subsidiary of UPD.

     E.  It is intended that the transactions contemplated by this Agreement shall constitute an exchange conforming to the provisions of Section 368(a)(2) of the Internal Revenue Code of 1954, as amended.

NOW THEREFORE, in consideration of the mutual covenants and agreements and the benefits to be realized by each of the parties, the following transactions are hereby agreed to, subject to the conditions hereinafter stated:

     1.  The Exchange

(a)  In accordance with the Exchange Agreement, on the Closing Date hereinafter referred to, and in exchange for all of the then issued and outstanding shares of capital stock of RSB (the "RSB Capital Stock"), UPD shall issue the number of fully paid and nonassessable shares of voting UPD common stock, $.001 par value per share (hereinafter called "UPD Common Stock") in order to permit the Exchange to be effected in accordance with the terms of the Exchange Agreement, on the basis of 16,000.0 shares of UPD Common Stock for each One (1.0) share of RSB Capital Stock.

     If between the date hereof and the Closing Date, UPD shall effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of the outstanding shares of common stock of UPD or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of UPD Common Stock to be issued and delivered in the Exchange shall be appropriately adjusted.

          (b)  UPD shall issue and deliver as and when required by the Exchange Agreement, certificates representing the shares of UPD Common Stock for which the shares of RSB Capital Stock outstanding immediately prior to the effective time of the Exchange shall have been exchanged as provided in the Exchange Agreement.

     (c)  RSB shall submit this Agreement and the Exchange Agreement to its shareholders for majority consent, in accordance with Nevada law.  RSB shall use its best efforts to receive such consents on or before December 31, 2017, or as soon thereafter as practical.

     (d)  UPD is not required under Nevada corporate law to submit this Agreement and the Exchange Agreement to its shareholders for approval.

     (e)  Following the approval of the Exchange by the stockholders of RSB, and upon execution of the Exchange Agreement by the officers of UPD and RSB, a certificate of Exchange containing the information required by Nevada corporate law shall be filed with the Nevada Secretary of State.

     2.     Closing

     (a)  The closing of all the transactions contemplated hereby (herein called the "Closing" or the "Closing Date") shall take place at the offices of RSB in Scottsdale, Arizona at 9:00 a.m. on a date within five (5) business days after all of the conditions described in paragraphs 12 and 13 hereof have been satisfied or, to the extent permitted in paragraph 14 hereof, their satisfaction has been waived.  UPD and RSB will use their best efforts to obtain the approvals specified in paragraph 7 hereof and any other of the consents, waivers or approvals necessary or desirable to accomplish the transactions contemplated by this Agreement and the Exchange Agreement.  All documents required to be delivered by each of the parties hereto shall be duly delivered to the respective recipient thereof at or prior to the Closing.  In no event shall the Closing Date be later than December 31, 2017, and if it is delayed beyond said date the either party shall have the right to terminate this Agreement upon notice to that effect.

     (b)  At the Closing, UPD and RSB shall jointly direct that a certificate of exchange be duly filed, and it shall in accordance with such direction be filed, in Nevada so that the Exchange shall be effective as soon after the Closing Date as possible.

     3.     Investigation by the Parties

UPD and RSB each have, prior to the Closing Date, made such investigation of the properties of the other and its subsidiaries and of its financial and legal condition as the party making such investigation deems necessary or advisable to familiarize itself with such properties and other matters, provided, that such investigation shall not interfere with normal operations.  UPD and RSB each has permitted the other and its authorized agents or representatives to have, after the date of execution hereof, full access to its premises and to all of its books and records at reasonable hours, and its subsidiaries and officers have furnished the party making such investigation with such financial and operating data and other information with respect to the business and properties of it and its subsidiaries as the party making such investigation did from time to time request.  Each party further agrees that in the event that the transactions contemplated by this Agreement shall not be consummated, it and its officers, employees, accountants, attorneys, engineers and other representatives will not disclose or make available to any other person or use for any purpose unrelated to the consummation of this Agreement any information, whether written or oral, with respect to the other party and its subsidiaries or their business which it obtained pursuant to this Agreement.  Such information shall remain the property of the party providing it and shall not be reproduced or copies without the consent of such party.  In the event that the transactions contemplated by this Agreement shall not be consummated, all such written information shall be returned to the party providing it.

     4.     Shareholders Of RSB

Prior to the Closing Date, RSB agrees to obtain from each of its shareholders an agreement to the effect that such shareholder: (a) is acquiring the UPD Common Stock to be received by him hereunder for his own account, not with a view toward distribution and through to a private placement by UPD pursuant to Rule 506 of the Securities and Exchange Commission (the "SEC"); (b) will not sell any portion of his UPD Common Stock for an indefinite period of time after the Closing Date; and (c) consents to the Exchange and waives his rights to dissent and appraisal under Nevada law.

     5.     State Securities Laws

     UPD and RSB will each take such steps as may be necessary on their respective parts to comply with any state securities or so-called Blue-Sky laws applicable to the action to be taken by them in connection with the Exchange and the delivery by UPD to RSB shareholders of the UPD Common Stock pursuant to this Agreement and the Exchange Agreement.

     6.     Efforts to Obtain Approvals and Consents

     In addition to UPD and RSB obtaining the requisite shareholder approval as described in paragraph 1 hereof, UPD and RSB will use all reasonable and proper efforts to obtain, where required, the approval and consent: (i) of any governmental authorities having jurisdiction over the transactions contemplated in this Agreement; and (ii) of such other persons whose consent is required to the transactions contemplated by this Agreement.

     7.     Cooperation Between Parties

     UPD and RSB shall fully cooperate with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement, including the preparation of financial statements and the supplying of information.

     8.     No Tax Ruling

UPD and RSB agree that they will not attempt to obtain ruling from the United States Internal Revenue Service to the effect that for Federal income tax purposes no gain or loss will be recognized to the holders of RSB Capital Stock upon the receipt of UPD Common Stock in exchange for their RSB shares in accordance with the provisions of this Agreement and the Exchange Agreement.

     9.     Representations of UPD

     UPD represents, warrants and agrees that:

(a)  UPD is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business of the character of its properties makes such qualification necessary.  UPD has the corporate power and any necessary governmental authority to own or lease their respective properties now owned and to carry on their respective business as now being conducted.

(b)  As of September 30, 2017 the capitalization of UPD is as set forth in the financial statements filed with the SEC. The outstanding capital stock of UPD has been duly authorized and issued and is fully paid and nonassessable.  UPD has no other commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from UPD, any shares of its capital stock.

(c)  The shares of UPD Common Stock which are to be issued and delivered to the RSB shareholders pursuant to the terms of this Agreement and the Exchange Agreement, when so issued and delivered, will be validly authorized and issued and will be fully paid and non-assessable.  No stockholder of UPD, or other person, will have any preemptive rights in respect to the UPD Common stock.

(d)  All of the September 30, 2017 financial statements filed with the SEC present fairly the financial condition of UPD, at the periods indicated therein, and the results of its operations and changes in financial position for the year and periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. UPD has no material liabilities or commitments other than as listed or noted on the aforesaid financial statements, or as incurred in the ordinary course of business. Since September 30, 2017 to the date of this Agreement, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of UPD, except in the ordinary course of business or as contemplated by this Agreement. Nor has UPD, except in the ordinary course of business or as contemplated by this Agreement, incurred any indebtedness for money borrowed.  All tax returns and reports of UPD required by law to be filed have been duly filed and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon UPD or upon any of its properties or assets, except for the tax returns for the year ended June 30, 2017.  All amounts which have been reflected as liabilities on the books of UPD in respect of taxes are considered adequate and UPD does not know of any actual or proposed additional assessments in respect of taxes, against it.

(e)  Except for changes resulting from the ordinary course of its business, UPD, will on the Closing Date own, the full right, title and interest in and to all its property and assets (excluding property leased from others) in each case free and clear of all mortgages, liens, restrictions, charges and other encumbrances and defects of title (other than easements, rights of way, reservations and other conditions of title, encumbrances and defects of title which are not individually or in the aggregate materially adverse to the business of UPD).

(f)  Subsequent to September 30, 2017, UPD has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action.  UPD will not take any such action during the period between the date hereof and the Closing Date, except as expressly provided for in paragraph 13 below.

(g)  UPD is not engaged in or a party to, or to the knowledge of UPD threatened with, any material legal action or other proceeding before any court or administrative agency, except as set forth and described in a memorandum prepared by UPD and previously furnished to RSB.  UPD, to the knowledge of UPD, has not been charged with, and is not under investigation with regard to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business except as set forth in said memorandum.

(h)  There has not been, since September 30, 2017, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of UPD except in the ordinary course of business.

(i)  UPD has adequate franchises, permits or operating rights without unusual restrictions to allow it to conduct the business in which it is presently engaged except in certain instances where in the reasonably exercised judgment of UPD the lack of a current franchise, permit or operating right has no adverse effect on the conduct of such business.

(j)  Except in each case as set forth in a memorandum prepared by UPD and previously furnished to RSB, as of the date of this Agreement UPD is not a holder of or a party to any: (i) written or oral contract for employment of any officer or other person, (ii) contract with any labor union, (iii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other person, (iv) indenture of mortgage, debenture, indenture, loan or borrowing agreement, (v) bonding arrangement, including performance bond, (vi) continuing contract for future purchase, sale, lease or distribution of materials, services, supplied, products, or equipment involving annual payments in excess of $5,000, (vi) lease or other commitment for the rental of office space, storage or other facilities, (viii) contract or lease agreement for the acquisition or lease of motor vehicles, (ix) patent, patent application, patent right, patentable inventions, trademark, trademark registration and applications therefor, trade name, copyright, copyright registration and application therefor, patent license granted to or by UPD and in force or contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries improvements, shop rights, processes, formulae or other know-how, presently owned or held, in whole or in part, by UPD, (x) insurance policy covering its properties, buildings, machinery, equipment, furniture, fixtures or operations, or the life of any person, (xi) agreement between a present employee of UPD and persons, firms or corporations other than UPD relating in whole or in part to disclosure, assignment or patenting of inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, including without limitation thereto, to the best knowledge of UPD, agreements entered into by such employees prior to the time they became employees of UPD, or (xii) material contract or commitment not made in the ordinary course of business.

(k)  The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by UPD will not conflict with or result in any material breach of any of the terms, conditions, or provision of, or constitute a default under, or result in the creation of, any lien, charge or encumbrance upon any of the property or assets of UPD or any of its subsidiaries pursuant to any corporate charter, bylaw, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement), or other instrument to which UPD is a party or by which it is bound or affected.

(l)  This Agreement and the memoranda and documents furnished hereunder on behalf of UPD do not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is no fact which materially adversely affects or in the future (so far as UPD can now foresee) will materially adversely affect the business operations, affairs or condition of UPD or any of the properties or assets which has not been set forth in this Agreement and other documents and papers furnished hereunder.

     10.     Representations of RSB

RSB represents, warrants and agrees that:

(a)  RSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  RSB has the corporate power and any necessary governmental authority to own or lease its properties now owned or leased and to carry on its business as now being conducted.  RSB is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.

(b)  RSB has no commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from RSB, any shares of its capital stock, except for those shares issued or to be issued in conformity with paragraph 6(b)(iii) above.

(c)  Since September 30, 2017, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of RSB or its consolidated subsidiaries, and no change except in the ordinary course of business or as contemplated by this Agreement.  All tax returns and reports of RSB required by law to be filed have been duly filed, except for the fiscal year ending December 31, 2017, and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon RSB and its subsidiaries or upon any of their properties or assets have been paid.  All amounts which have been reflected as liabilities on the books of RSB and its subsidiaries in respect of taxes are considered adequate and RSB does not know of any actual or proposed additional assessments in respect of taxes, against either it or its subsidiaries.

(d)  Except for changes resulting from the ordinary course of its business and except for the mortgages, liens, restrictions, charges and other encumbrances set forth in a memorandum prepared by RSB and previously furnished to UPD, RSB and its subsidiaries own, and will on the Closing Date own, the full right, title and interest in and to all their property and assets (excluding property leased from others) in each case free and clear of all mortgages, liens, restrictions, charges and other encumbrances and defects of title (other than easements, rights of way, reservations and other conditions of title, encumbrances and defects of title which are not individually or in the aggregate materially adverse to the business of RSB and its subsidiaries).

(e)  Subsequent to September 30, 2017, RSB has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action, except as expressly provided for in this Agreement.  RSB will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

(f)  Neither RSB nor any of its subsidiaries is engaged in or a party to, or to the knowledge of RSB threatened with, any material legal action or other proceeding before court or administrative agency except as set forth in a memorandum prepared by RSB and previously furnished to UPD.  Neither RSB nor any of its subsidiaries, to the knowledge of RSB, has been charged with, or is under investigation with respect to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business except as set forth in said memorandum.

(g)  There has not been, since September 30, 2017, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of RSB or its subsidiaries, except in the ordinary course of business or as previously approved by UPD.

(h)  RSB and its subsidiaries have adequate franchises, permits or operating rights without unusual restrictions to allow them to conduct the business in which they are presently engaged, except in certain instances where in the reasonably exercised judgment of RSB the lack of a current franchise, permit or operating right has no adverse effect on the conduct of such business.

(i)  Except in each case as set forth in a memorandum prepared by RSB and previously furnished to UPD, as of the date of this Agreement neither RSB nor any of its subsidiaries is a holder of or a party to any written or oral (i) contract for employment of any officer or other person other than its officers and Directors, (ii) contract with any labor union, (iii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other persons, (iv) indenture of mortgage, debenture, indenture, loan or borrowing agreement, (v) bonding arrangement, including performance bond, (vi) continuing contract for future purchase, sales, lease or distribution of materials, services, supplies, products, or equipment involving annual payments in excess of $5,000, (vii) lease or other commitment for the rental of office space, storage or other facilities, (viii) contract or lease agreement for the acquisition or lease of motor vehicles, (ix) patent, patent application, patent right, patentable inventions, trademark, trademark registration and applications therefor, trade name, copyright, copyright registration and application therefor, patent license granted to or by RSB or its subsidiaries and in force or contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, presently owned or held, in whole or in part, by RSB or its subsidiaries, (x) insurance policy covering its properties, buildings machinery, equipment, and persons, firms or operations, or the life of any person, (xi) agreement between a present employee of RSB and persons, firms or corporations other than RSB relating in whole or in art to disclosure, assignment or patenting of inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, including without limitation thereto, to the best knowledge of RSB, agreements entered into by such employees prior to the time they became employees of RSB, or (xii) material contract or commitment not made in the ordinary course of business.

(j)  RSB has the corporate power to enter into this Agreement, the execution and delivery and performance of this Agreement have been duly authorized by all requisite corporate action, and this Agreement constitutes the valid and binding obligation of RSB.

(k)  The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by RSB will not conflict with or result in any beach of any of them terms, conditions or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of RSB or any of its subsidiaries pursuant to any corporate charter, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement) or other instrument to which RSB or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected.

(l)  This Agreement and the memoranda and documents furnished hereunder on behalf of RSB do not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is no fact which materially adversely affects or in the future (so far as RSB can now foresee) will materially adversely affect the business operations, affairs or condition of vitro or any of its subsidiaries or any of its or their properties or assets which has not been set forth in this Agreement or other documents and papers furnished hereunder.

    11.     Survival of Warranties

The representations and warranties made herein by UPD and RSB shall survive the Closing hereunder.

     12.  Conditions to the Obligations of UPD

The obligations of UPD hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

(a)  This Agreement and the transactions contemplated hereby shall have been approved by a majority of the outstanding shares of RSB Capital Stock and RSB's Board of Directors.

(b)  Each shareholder of RSB will have properly executed and delivered to UPD the shareholder's agreement described in paragraph 4 hereof.

(c)  RSB shall deliver to UPD a certificate of RSB's President which states all of the RSB Financial Statements present fairly the financial condition of RSB, at the periods indicated therein, and the results of its operations and changes in financial position for the year and periods then ended in conformity with generally accepted accounting principles applied on a consistent basis and that RSB has no material liabilities or commitments other than as listed or noted on the RSB Financial Statements, or as incurred in the ordinary course of business.

(d)  The representations and warranties of RSB contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for changes permitted by this Agreement or those incurred in the ordinary course of business, and UPD shall have received from RSB at the Closing a certificate, dated the Closing Date, of the President of RSB to that effect.

(e)  Each and all of the respective agreements of RSB to be performed on or before the Closing Date pursuant to the terms hereof shall in all material respects have been duly performed and RSB shall have delivered to UPD a certificate dated the Closing Date, of the President of RSB to that effect.

     13.     Conditions to the Obligations of RSB

The obligations of RSB hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

(a)  This Agreement and the transactions contemplated hereby shall have been approved by UPD's Board of Directors.

(b)  All the terms and covenants of this Agreement to be complied with or performed by UPD shall have been fully complied with and performed.

(c)  All representations and warranties of UPD contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and UPD shall have delivered to RSB a certificate dated the Closing Date of the President of UPD to that effect.

(d)  The necessary approvals described in paragraph 7 hereof shall have been granted.

     14.  Termination and Modification Rights

(a)  This Agreement (except for the last three sentences of paragraph 3 hereof) may be terminated at any time prior to the Closing Date by (1) mutual consent of the parties hereto authorized by their respective Boards of Directors or (2) upon written notice to the other party, by either party upon authorization of its Board of Directors:

             (i) if in its reasonably exercised judgment there shall have occurred a material adverse change in the financial condition or business of the other party or the other party shall have suffered a material loss or damage to any of its property or assets, which change, loss or damage materially affects or impairs the ability of the other party to conduct its business, or if any previously undisclosed condition which materially adversely affects the earning power or assets of either party comes to the attention of the other party;

             (ii)  if the terms, covenants or conditions of this Agreement to be complied with or performed by one of the other parties at or before the Closing Date shall not have been materially complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination; and

             (iii) if any action or proceeding shall have been instituted or threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or if the consummation of such transactions would subject either of such parties to liability for breach of any law or regulation.

(b)  As provided in paragraph 2(a), this Agreement may be terminated by either party upon notice to the other in the event the Closing shall not be held by December 31, 2017.

(c)  Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to the benefit thereof, by action taken by the Board of Directors of such party; and any such term or condition may be amended -at any time, by an agreement in writing executed by the chairman of the Board or the President of each of the parties pursuant to authorization by the respective Boards of Directors; provided however, that no amendment of any principal term of the Exchange shall be effected after approval of this Agreement by the shareholders of RSB, unless such amendment is approved by such shareholders in accordance with the respective state corporation law.

     15.     Expenses

In the event this Agreement is terminated without consummation at the Closing, UPD and RSB shall each pay all of its respective expenses incurred for the purpose of carrying this Agreement into effect, except that each party hereto, in addition to its own expenses, shall pay all of the non-breaching party's reasonable out-of-pocket expenses if termination is caused by a breach of any representation or warranty made in this Agreement or a default by said party in performance of any obligation hereunder.

     16.  Finders

Each of the parties represents that no broker, agent, finder or similar person has been retained or paid and that no brokerage fee or other commission has been agreed to be paid for or on account of this Agreement.

     17.  Governing Law And Venue

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, United States of America.  The parties hereby expressly agree that the proper venue for any claim or cause of action by the parties shall be Superior Court for Washoe County, Nevada and the each party upon execution of this Agreement consents to the service of process from such court.

     18.  Notices

Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

UPD
3495 Lakeside Drive, Suite 205
Reno, NV  89509

RSB
324 E. 4th Street
Reno, NV 89512

    19.  Binding Nature and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by any party without the consent of the other.

     20.  Assignment

     Rights and obligations of a party to this Agreement may not be assigned or transferred without the other party's prior written consent thereto.

     21.  Modification

     No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

     22.  Complete Agreement

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties.

     23.  Waiver

     The waiver by either party of a breach of any term of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

     24.  Headings

     The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

     25.  Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto by their respective officers thereunto duly authorized by a majority of their directors as of the date first above written.

UPD HOLDING CORP.By:__________________________________Mark W. Conte, PresidentRECORD STREET BREWING CO.By:___________________________________Jesse W. Corletto, President